FOR IMMEDIATE RELEASE

AHT Contact: Arthur Dague     LabCorp Contact: Pam Sherry
   (914) 524-4783                   (336) 584-5171
   adague@ahtech.com                sherryp@labcorp.com


      AHT CORPORATION AND LABCORP TO LINK LAB, HOSPITAL AND
                        MANAGED CARE DATA


TARRYTOWN, NY AND BURLINGTON, NC, SEPTEMBER 22 , 1999 - AHT Corporation (Nasdaq: AHTC), a healthcare e-commerce company, and Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) (NYSE: LH), one of the world's largest clinical laboratories, announced today that they have entered into an agreement whereby AHT will provide computer interfaces for LabCorp's reference laboratory, hospital, and managed care clients. The agreement provides for AHT to develop and install specific interfaces based on AHT's CDX-2-Trademark-technology, which allows LabCorp and its hospital partners to exchange laboratory results, demographics, eligibility information, and laboratory orders. Financial terms of the agreement were not disclosed.

 "Building a cooperative data management network is directly in line with LabCorp's Internet strategy to improve information flow through the use of innovative technologies," said Stevan R. Stark, Executive Vice President of LabCorp. "LabCorp selected AHT for its depth of experience in complex multi-laboratory interfacing. Their CDX-2 technology enables LabCorp to serve the network management needs of managed care customers, working with our hospital and reference laboratory partners." The AHT relationship is a key component of LabCorp's global strategy for network management services.

CDX-2 provides a Microsoft NT-based platform to rapidly develop and operate interfaces between and among information systems in ambulatory physician offices, reference laboratories and hospitals. CDX-2 enables the integration of multiple institutions and services in a high-speed transactional environment.

Jon Edelson, MD, Chairman, CEO and President of AHT, said, "AHT is very pleased to have been selected by LabCorp to provide these interfaces. We believe that our experience combined with the CDX-2 technology will allow LabCorp to meet the marketplace's demands for increasingly complex business relationships between certain of its partner hospitals and reference laboratories."

Laboratory Corporation of America-Registered Trademark-Holdings(LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.6 billion in 1998. With 18,400 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests, ranging from simple blood analyses to more sophisticated technologies. Included in LabCorp's network of 25 major laboratories are three Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction (PCR) technology. Its Center for Occupational Testing in RTP is the world's largest substance abuse testing facility, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of rare analyses in the network. LabCorp's clients include physicians, state and federal governments, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories. Visit LabCorp's web site at www.labcorp.com.

AHT Corporation (Nasdaq: AHTC) participates in the growing healthcare e-commerce market. The Company provides information technology enabling the electronic management of laboratory and prescription transactions. AHT's goal is to be a leading provider of Internet-based clinical e-commerce among physicians and healthcare organizations. Visit AHT's website at www.ahtech.com.

                               ###


This press release contains forward-looking information regarding AHT Corporation and Laboratory Corporation of America Holdings. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth may be significantly impacted by certain risks and uncertainties, including, but not limited to, failure of the clinical e-commerce industry to develop at anticipated rates, failure of the Companies' clinical information technology products and services to gain significant market acceptance, competition and other economic factors. These forward-looking statements speak only as of the date hereof, and the Companies disclaim any intention or obligation to update these forward-looking statements in the future. Additional risks and uncertainties are described in the Companies' public filings with the Securities and Exchange Commission.